 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2011

 American Realty Capital Healthcare Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169075	27-3306391

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

On June 22, 2011, American Realty Capital Healthcare Trust, Inc. (the “Company”), through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement with Rockford 1302 East State Street, LLC to acquire one freestanding DaVita Dialysis Center. The Company completed its due diligence review upon which the purchase of this property was conditioned, among other conditions, on July 22, 2011. On July 25, 2011, the closing of the acquisition occurred at a purchase price of approximately $2.1 million, excluding acquisition costs. Pursuant to the terms of the purchase and sale agreement, the sponsor deposited $100,000 in escrow upon signing. The seller has no material relationship with the Company and the acquisition is not an affiliated transaction.

The Company acquired a ground leasehold interest in the property, which is a freestanding DaVita Dialysis Center located in Rockford, Illinois. The property is subject to a ground lease with an affiliated entity of SwedishAmerican Hospital. The property is located on land adjacent to and owned by SwedishAmerican Hospital, a 312-bed general medical and surgical hospital, and consists of approximately 7,000 square feet of gross leasable area. The property is 100% leased to Total Renal Care, Inc. (“Total Renal Care”).

The tenant lease has a twelve-year term and expires in April 2021. The tenant lease contains 2.0% fixed annual rental escalations during the primary lease term. The tenant lease provides three renewal options of five years each. The tenant lease is double net whereby Total Renal Care is required to pay substantially all operating expenses, excluding the underlying ground lease rent and any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial tenant lease term will be approximately $196,000.

The ground lease has an initial term of 75 years that expires in April 2084. The ground lease contains contractual rental escalations every ten years, which escalations are based on the lesser of a 2.5% compounded annual increase and the Consumer Price Index, All Urban Consumers or its successor. The ground lease contains no renewal options. The ground lease is triple net whereby the owner of the leasehold interest is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $24,000.

In connection with improvements to the property made in 2008, the seller entered into  a redevelopment agreement with the City of Rockford which provides, through the Jackson School Tax Increment Financing (“TIF”) District, annual payments to the seller in respect of a non-interest bearing note of the difference between the frozen year equalized assessed value (“EAV”) and the current year EAV multiplied by the current year tax rate.  Payments continue each year until the Jackson School TIF District has paid a total of $218,000 to the holder of the ground leasehold interest.  The seller’s interest in the redevelopment agreement will be assigned to the Company in connection with the purchase and sale agreement. The note matures in January 2030. While the note is estimated to be fully paid by August 2020, annual TIF payments will vary depending on the EAV calculation for such year

The Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to attain financing on the property post-closing, however, there is no guarantee that it will be able to obtain financing on terms it believes are favorable or at all.

This is the second DaVita Dialysis Center in the Company’s portfolio. DaVita Inc. (NYSE: “DVA”) has guaranteed Total Renal Care’s obligations under the lease. DaVita Inc. is a provider of kidney dialysis services in the United States. As of December 31, 2010, DaVita Inc. operated or provided administrative services to over 1,600 outpatient dialysis centers located in 42 states and the District of Columbia, serving approximately 125,000 patients. DaVita Inc. also provides acute inpatient dialysis services in approximately 750 hospitals and related laboratory services. DaVita Inc. was incorporated in 1994 as Total Renal Care, Inc.

DaVita Inc. currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding DaVita Inc. is taken from such filings:

(Amounts in millions)	Three Months Ended	For the Fiscal Year Ended
	March 31, 2011	2010	2009	2008
Consolidated Statements of Operations
Net operating revenues	$1,606	$6,447	$6,109	$5,660
Operating income	236	997	940	869
Net income	95	406	423	374

	As of	As of the Fiscal Year Ended
	March 31, 2011	2010	2009	2008
Consolidated Balance Sheets
Total assets	$8,323	$8,114	$7,558	$7,286
Long-term debt	4,218	4,234	3,532	3,622
Shareholders’ equity	2,074	1,978	2,135	1,768

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: July 26, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and
Chairman of the Board of Directors